Exhibit 99.1

NEWS RELEASE Release No. 118-02-06

414 Union Street, Suite 2000	Contact:
Nashville, TN 37219-1711	Mary Cohn (Media Relations)
615.986.5600	615-986-5886
Fax: 615.986.5666	Mike Kinney / Becky Barckley (Investor Relations)
615-986-5600

FOR RELEASE AT 8:00 A.M. (ET) MONDAY, MAY 9, 2011

LP Reports First Quarter 2011 Results

Louisiana-Pacific Corporation (LP) (NYSE: LPX) reported today results for the first quarter ended March 2011, which included the following:

•	Total sales for the first quarter of $332 million were up 12 percent versus a year ago, while U.S. housing starts decreased 10 percent from first quarter 2010 levels.

•	Losses from continuing operations were $23 million, or $0.18 per diluted share, for the first quarter of 2011.

•	Adjusted EBITDA from continuing operations for the first quarter was $10 million compared to $3 million in the first quarter of 2010.

“At the beginning of the year, we felt some optimism in the market but it waned as we finished the quarter,” said Chief Executive Officer Rick Frost. “LP took advantage of what the market did offer and our operations were able to generate positive adjusted EBITDA of $10 million despite lower housing starts.”

FIRST QUARTER RESULTS

For the quarter ended March 31, 2011, LP reported net sales of $332 million, up from $297 million in the first quarter of 2010. For the first quarter, the company reported an operating loss of $18 million as compared to a loss in the first quarter of 2010 of $23 million.

For the first quarter of 2011, LP reported a loss from continuing operations of $23 million, or $0.18 per diluted share which matched results is the first quarter of 2010 primarily due to a lower tax benefit rate in 2011.

ORIENTED STRAND BOARD (OSB) SEGMENT

LP’s OSB segment manufactures and distributes OSB structural panel products. During the quarter, LP operated eight facilities in the segment. The OSB segment reported net sales for the first quarter of 2011 of $132 million, up 12 percent compared with $118 million of net sales in the first quarter of 2010. For the quarter, the OSB segment reported an operating loss of

LP — Page 1 of 9

$9 million compared with an operating loss of $5 million in the first quarter of 2010. For the quarter, LP realized a decrease of $4 million in adjusted EBITDA from continuing operations for this segment as compared to the first quarter of 2010. For the first quarter of 2011 as compared to the first quarter of 2010, sales volumes were up 18 percent with sales price decreasing by 5 percent. The decrease in sales price accounted for a decrease of $7 million in both operating results and adjusted EBITDA from continuing operations.

Partially offsetting the decline in sales price were reductions in manufacturing costs due to increased efficiencies from higher production volumes.

SIDING SEGMENT

LP’s Siding segment consists of SmartSide® siding as well as LP’s prefinished Canexel® siding line. These products are used in new construction as well as in repair and remodeling markets. Additionally, a small amount of commodity OSB is produced on one of our siding lines. The Siding segment reported net sales of $106 million in the first quarter of 2011, up 18 percent from $90 million in the year-ago first quarter. For the quarter, the Siding segment reported operating income of $13 million compared to operating income of $9 million in the year-ago quarter. For the quarter, LP reported $17 million in adjusted EBITDA from continuing operations in this segment, an improvement of $3 million compared to the first quarter of 2010.

In the first quarter of 2011, the increase in sales and related profitability was primarily driven by increased volume in key markets.

ENGINEERED WOOD PRODUCTS SEGMENT (EWP)

The EWP segment is comprised of I-Joist (IJ), Laminated Veneer Lumber and Laminated Strand Lumber (LVL and LSL). EWP segment sales in the first quarter of 2011 totaled $48 million about flat compared to the year-ago quarter. Operating losses decreased 17 percent to $6 million for the quarter from $7 million in the first quarter of 2010. For the quarter, LP reported a loss of $1 million in adjusted EBITDA from continuing operations in this segment, an improvement of $2 million compared to the first quarter of 2010.

The flat sales in the first quarter were the result of increased prices and LSL volumes which offset lower volumes in LVL and IJ. The margin improvement was attributable to better results at the mill that produces LSL.

COMPANY OUTLOOK

“While the economy has begun to recover and we are seeing some job growth, which we believe is key to stimulating demand for new home construction, this uptick in employment has not yet translated into increased housing activity” continued Frost. “In response to market uncertainty, we continue to focus on our costs and enhanced relationships with customers so that we are poised to win as housing recovers,” Frost concluded.

LP — Page 2 of 9

About LP

Louisiana-Pacific Corporation (LP) is a leading manufacturer of quality engineered wood building materials including OSB, structural framing products, and exterior siding for use in residential, industrial and light commercial construction. From manufacturing facilities in the U.S., Canada, Chile and Brazil, LP products are sold to builders and homeowners through building materials distributors and dealers and retail home centers. Founded in 1973, LP is headquartered in Nashville, Tennessee and traded on the New York Stock Exchange under LPX. Visit LP’s web site at www.lpcorp.com for additional information on the company as well as reconciliation of non-GAAP results.

###

FORWARD LOOKING STATEMENTS

This news release contains statements concerning Louisiana-Pacific Corporation’s (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters addressed in these statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts, market demand for the company’s products, and prices for structural products; the availability, cost and other terms of capital; the efficiency and consequences of operations improvement initiatives and cash conservation measures; the effect of forestry, land use, environmental and other governmental regulations; the ability to obtain regulatory approvals; and the risk of losses from fires, floods and other natural disasters. These and other factors that could cause or contribute to actual results differing materially from those contemplated by such forward-looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

LP — Page 3 of 9

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES

FINANCIAL AND QUARTERLY DATA

(Dollar amounts in millions, except per share amounts) (Unaudited)

	Quarter Ended March 31,
	2011	2010
Net sales	$331.7	$297.0

Loss from operations	$(18.2)	$(22.7)

Loss before income taxes and equity in loss of unconsolidated affiliates	$(26.4)	$(32.1)

Loss from continuing operations excluding (gain) loss on sale or impairment of long-lived assets and other operating credits and charges, net	$(20.0)	$(21.7)

Loss from continuing operations	$(22.9)	$(22.5)
Net loss attributable to LP	$(23.0)	$(22.5)
Net loss per share - basic and diluted	$(0.18)	$(0.18)
Average shares outstanding (in millions)
Basic and diluted	131.3	125.9

Calculation of loss from continuing operations excluding (gain) loss on sale or impairment of long-lived assets, and other operating credits and charges:

	March 31,
	2011	2010
Loss from continuing operations	$(22.9)	$(22.5)

(Gain) loss on sale or impairment of long-lived assets	5.5	1.3
Other operating charges and credits, net	(0.8)	(0.1)

	4.7	1.2
Benefit for income taxes on above items	(1.8)	(0.4)

	2.9	0.8
	$(20.0)	$(21.7)

Per share basic and diluted	$(0.15)	$(0.17)

LP — Page 4 of 9

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES

(Dollar amounts in millions, except per share amounts) (Unaudited)

	Quarter Ended March 31,
	2011	2010
Net sales	$331.7	$297.0

Operating costs and expenses:
Cost of sales	295.0	268.0
Depreciation, amortization and cost of timber harvested	21.4	20.4
Selling and administrative	28.8	30.1
Loss on sale or impairment of long-lived assets	5.5	1.3
Other operating credits and charges, net	(0.8)	(0.1)

Total operating costs and expenses	349.9	319.7

Loss from operations	(18.2)	(22.7)

Non-operating income (expense):
Foreign currency exchange gain	1.8	1.5
Interest expense, net of capitalized interest	(14.0)	(16.8)
Investment income	4.0	5.9

Total non-operating income (expense)	(8.2)	(9.4)

Loss before taxes and equity in loss of unconsolidated affiliates	(26.4)	(32.1)
Benefit for income taxes	(6.8)	(10.3)
Equity in loss of unconsolidated affiliates	3.3	0.7

Loss from continuing operations	(22.9)	(22.5)

Discontinued operations:
Loss from discontinued operations before income taxes	—	(0.3)
Benefit for income taxes	—	(0.1)

Loss from discontinued operations	—	(0.2)

Net loss	(22.9)	(22.7)
Less: Net income (loss) attributed to noncontrolling interest	0.1	(0.2)

Net loss attributed to Louisiana-Pacific Corporation	$(23.0)	$(22.5)

Loss per share of common stock (basic and diluted):
Loss from continuing operations	$(0.18)	$(0.18)
Loss from discontinued operations	—	—

Net loss per share	$(0.18)	$(0.18)

Average shares of stock outstanding - basic and diluted	131.3	125.9

Amounts attributed to LP Corporation - common shareholders
Loss from continuing operations, net of tax	$(23.0)	$(22.3)
Loss from discontinued operations, net of tax	—	(0.2)

	$(23.0)	$(22.5)

LP — Page 5 of 9

CONDENSED CONSOLIDATED BALANCE SHEETS

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES

(Dollar amounts in millions) (Unaudited)

	March 31, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$321.2	$389.3
Receivables, net	98.6	66.8
Income tax receivable	27.3	18.7
Inventories	202.7	151.9
Prepaid expenses and other current assets	3.2	5.6
Deferred income taxes	16.4	23.4
Assets held for sale	52.6	57.9

Total current assets	722.0	713.6
Timber and timberlands	45.0	46.8
Property, plant and equipment	2,112.7	2,112.5
Accumulated depreciation	(1,213.5)	(1,195.4)

Net property, plant and equipment	899.2	917.1
Notes receivable from asset sales	533.5	533.5
Long-term investments	18.9	15.4
Restricted cash	22.8	31.1
Investments in and advances to affiliates	108.5	110.0
Deferred debt costs	9.3	10.1
Other assets	27.8	27.1
Long term deferred tax asset	5.0	5.9

Total assets	$2,392.0	$2,410.6

LIABILITIES AND EQUITY
Current portion of long-term debt	$0.1	$0.2
Accounts payable and accrued liabilities	131.3	127.8
Current portion of contingency reserves	7.0	7.0

Total current liabilities	138.4	135.0
Long-term debt	716.1	714.5
Contingency reserves, excluding current portion	24.6	25.9
Other long-term liabilities	128.8	129.8
Deferred income taxes	161.9	164.8
Redeemable noncontrolling interest	23.3	22.8

Stockholders’ equity:
Common stock	144.8	144.8
Additional paid-in capital	562.2	559.4
Retained earnings	840.1	863.1
Treasury stock	(279.9)	(279.9)
Accumulated comprehensive loss	(68.3)	(69.6)

Total stockholders’ equity	1,198.9	1,217.8

Total liabilities and equity	$2,392.0	$2,410.6

LP — Page 6 of 9

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES

(Dollar amounts in millions) (Unaudited)

	Quarter Ended March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(22.9)	$(22.7)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, amortization and cost of timber harvested	21.4	20.4
Loss from unconsolidated affiliates	3.3	0.7
Loss on sale or impairment of long-lived assets	5.5	1.3
Other operating credits and charges, net	—	(0.1)
Exchange loss on remeasurement	2.5	0.5
Stock based compensation expense related to stock plans	3.5	3.2
Cash settlement of contingencies	(0.5)	(2.4)
Pension payments, net of expense	—	2.0
Other adjustments, net	0.4	1.9
Increase in receivables	(30.5)	(36.4)
(Increase) decrease in income tax receivable	(8.7)	47.1
Increase in inventories	(49.8)	(43.6)
Decrease in prepaid expenses	2.4	4.2
Increase in accounts payable and accrued liabilities	1.7	1.0
Increase (decrease) in deferred income taxes	3.3	(9.2)

Net cash used in operating activities	(68.4)	(32.1)

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment additions	(2.4)	(1.9)
Investments and advances to joint ventures	(2.0)	(2.1)
(Increase) decrease in restricted cash under letters of credit/credit facility requirements	8.3	(0.1)
Other investing activities, net	—	0.4

Net cash provided by (used in) investing activities	3.9	(3.7)

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS:	(3.6)	(0.9)

Net decrease in cash and cash equivalents	(68.1)	(36.7)
Cash and cash equivalents at beginning of period	389.3	394.1

Cash and cash equivalents at end of period	$321.2	$357.4

LP — Page 7 of 9

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES

SELECTED SEGMENT INFORMATION

(Dollar amounts in millions) (Unaudited)

Dollar amounts in millions	Quarter Ended March 31,
	2011	2010
Net sales:
OSB	$132.1	$117.6
Siding	106.2	89.8
Engineered Wood Products	48.3	48.8
Other	45.8	41.3
Intersegment sales	(0.7)	(0.5)

	$331.7	$297.0

Operating profit (loss):
OSB	$(9.1)	$(4.5)
Siding	12.7	8.5
Engineered Wood Products	(5.5)	(6.6)
Other	2.9	0.2
Other operating credits and charges, net	0.8	0.1
Gain (loss) on sales of and impairment of long-lived assets	(5.5)	(1.3)
General corporate and other expenses, net	(17.8)	(19.8)
Foreign currency gain (losses)	1.8	1.5
Investment income	4.0	5.9
Interest expense, net of capitalized interest	(14.0)	(16.8)

Loss from operations before taxes	(29.7)	(32.8)
Benefit for income taxes	(6.8)	(10.3)

Loss from continuing operations	$(22.9)	$(22.5)

LP — Page 8 of 9

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES

SUMMARY OF PRODUCTION VOLUMES

	Quarter Ended March 31,
	2011	2010
Oriented strand board, million square feet 3/8” basis (1)	760	664

Oriented strand board, million square feet 3/8” basis (produced by wood-based siding mills)	46	49

Wood-based siding, million square feet 3/8” basis	221	204

Engineered I-Joist, million lineal feet (1)	13	22

Laminated veneer lumber (LVL) (1) and laminated strand lumber (LSL) thousand cubic feet	1,629	1,505

(1)	Includes volumes produced by joint venture operations or under sales arrangements and sold to LP.

LP — Page 9 of 9